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EXHIBIT 99.1


     LANTRONIX FILES PATENT INFRINGEMENT LAWSUIT AGAINST DIGI INTERNATIONAL


May 12, 2005-Irvine, California -- Lantronix, Inc. (Nasdaq: LTRX) today announced that it has filed a patent infringement lawsuit against Digi International, Inc. The suit, filed in the U.S. Federal District Court for the Eastern District of Texas, states that the Digi Connect ME and certain other Digi device server products infringe upon the company's U.S. Patent No. 6,881,096 ("'096 patent") entitled "Compact Serial-to-Ethernet Port." The `096 patent suit is the third patent infringement suit filed by Lantronix against Digi.

The '096 patent relates to a modular converter jack and a method of fabricating the converter jack. The Lantronix XPort(TM), an embodiment of the `096 patent that is housed entirely in an RJ-45 jack, is the most compact, integrated solution available to web-enable any device with a serial interface.

"Lantronix has a long-standing reputation as a first-to-market innovator in networking solutions. The breakthrough design of our XPort product is backed by solid patent protection," said Lantronix CEO Marc Nussbaum. "We are committed to acting quickly and vigorously to protect the value of our intellectual property."


ABOUT LANTRONIX

Lantronix, Inc. (NASDAQ: LTRX) provides technology solutions that deliver Net Intelligence(TM), helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices. Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information, visit www.lantronix.com.

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Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.

Media Contacts:    Jim Kerrigan, CFO
                   Lantronix
                   949-453-3990